Exhibit 10.1

EXECUTION COPY

UNIT REPURCHASE AGREEMENT

THIS UNIT REPURCHASE AGREEMENT (this “Agreement”) is made as of March 1, 2011 by and between Radiation Therapy Investments, LLC, a Delaware limited liability company (the “Company”) and Daniel E. Dosoretz (the “Executive”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Subscription Agreement (as defined below).

WHEREAS, Executive is party to that certain Management Unit Subscription Agreement (Class B Units and Class C Units), dated as of February 21, 2008, by and between the Company and the Executive (as amended, the “Subscription Agreement”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in the Subscription Agreement, Executive subscribed for, and the Company agreed to sell to the Executive, 315,757.5000 Class B Units of the Company (“Class B Units”) and 423,433.8715 Class C Units of the Company (“Class C Units”), at a price of $0.25 per Class B Unit and $0.05 per Class C Unit, in each case, in cash;

WHEREAS, as of the date hereof, 236,818.1250 Class B Units issued to the Executive have vested (the “Vested Class B Units”) and 78,939.3750 Class B Units issued to the Executive remain unvested (the “Unvested Class B Units”) pursuant to Section 4.1 of the Subscription Agreement;

WHEREAS, as of the date hereof, 47,048.2079 Class C Units issued to the Executive have vested (the “Vested Class C Units”) and 376,385.6636 Class C Units issued to the Executive remain unvested (the “Unvested Class C Units”) pursuant to Section 4.2 of the Subscription Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to repurchase from the Executive, and the Executive desires to sell to the Company, (i) 24,997.5000 Vested Class B Units and 8,332.5000 Unvested Class B Units (collectively, the “Repurchased Class B Units”) and (ii) 9,577.6667 Vested Class C Units and 76,621.3333 Unvested Class C Units (collectively, the “Repurchased Class C Units”, and together with the Repurchased Class B Units, the “Repurchased Units”); and, such that after the consummation of the sale of the Repurchased Units by the Executive to the Company, the Executive shall own 211,820.6250 Vested Class B Units, 70,606.8750 Unvested Class B Units, 37,470.5413 Vested Class C Units and 299,764.3302 Unvested Class C Units (collectively, the “Retained Units”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Purchase and Sale of the Units.  Upon execution of this Agreement, the Company will purchase, and Executive will sell, the Repurchased Units, at a price of $0.25 per Repurchased Class B Unit and $0.05 per Repurchased Class C Unit, in cash, for an aggregate purchase price of $12,642.45. The closing of the purchase and sale of the Repurchased Units hereunder shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, 10022, at 10 a.m. on the date hereof or at such other time and place as designated by the Company and the Executive (the “Closing”).  Each of the parties hereto hereby waives the provisions of any agreement to which such Person is a party as necessary to permit the transactions contemplated hereby.

2.     Representations and Warranties from Executive to the Company.  In connection with the purchase and sale of the Repurchased Units hereunder, Executive hereby represents and warrants to the Company that:

(i)            all of the Repurchased Units are owned of record and beneficially by Executive, and Executive has good and marketable title to such Repurchased Units, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements (except for the Securityholders Agreement and the Subscription Agreement), voting trusts, proxies and other arrangements or restrictions whatsoever (“Encumbrances”).  Upon execution of this Agreement, Executive shall transfer to the Company good and marketable title to such Repurchased Units to be sold by Executive hereunder, free and clear of all Encumbrances;

(ii)           Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated hereby and has had full access to such other information concerning the Company as he has requested;

(iii)          Executive has had the opportunity to consult his own legal counsel, tax counsel and tax advisors of his choosing as to the effects of the transactions contemplated hereby (including, without limitation, the U.S. federal, state, local and foreign tax consequences of the transactions contemplated hereby), and the Company has not made any representations regarding such tax consequences or benefits upon which Executive has relied; and

(iv)          this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which Executive is subject or by which the Repurchased Units are bound.

3.     Release.

(a)   Executive (for himself, and for his heirs, assigns and executors) releases and forever discharges the Company and each of its respective Affiliates (including, without limitation, Vestar and its Affiliates), and each such Person’s respective directors, officers, partners, members, agents and employees (collectively, the “Released Parties”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date this Agreement becomes effective and enforceable (“Claims”) of any kind, which relate directly to Executive’s ownership of the Repurchased Units.

(b)   In signing this Agreement, Executive acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

4.     General Provisions.

(a)   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)   Complete Agreement.  This Agreement, the Subscription Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior under-standings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(c)   Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(d)   Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns (including subsequent holders of the Subscribed Units).  Executive may not assign any part of this Agreement without the prior written consent of the Company.

(e)   Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

(f)    MUTUAL WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)   Injunctive Relief.  Without intending to limit the remedies available to each of the parties hereto, the Company, the Executive and the Executive’s Permitted Transferees each acknowledges that a breach of any of the terms of this Agreement may result in material and irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, each party hereto shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction restraining the other party (and their Permitted Transferees)

from engaging in activities prohibited by this Agreement or such other relief as may be required specifically to enforce any of the terms hereof.  If for any reason it is held that the restrictions under this Agreement are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Agreement as will render such restrictions valid and enforceable.

(h)   Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.

(i)    Further Assurances.  After the execution of this Agreement, as and when requested by the Company, Executive shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as the Company may reasonably deem necessary or desirable in order to transfer the Repurchased Units to the Company and to carry out fully the provisions and purposes of this Agreement.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Unit Repurchase Agreement as of the date first written above.

RADIATION THERAPY INVESTMENTS, LLC

By:	/s/ Erin L. Russell
Name:	Erin L. Russell
Its:	Vice President

/s/ Daniel E. Dosoretz
DANIEL E. DOSORETZ

[Signature Page to Unit Repurchase Agreement]